Exhibit 99.2

CERTIFICATE OF CONVERSION

TO A CORPORATION

OF

NEW FORTRESS ENERGY LLC

Pursuant to Sections 103 and 265 of the
General Corporation law of the State of Delaware

August 3, 2020

1.          The date on which the limited liability company was first formed was the 6th day of August, 2018.

2.          The name of the limited liability company immediately prior to the filing of this Certificate of Conversion is New Fortress Energy LLC.

3.          The name of the corporation into which the limited liability company shall be converted, as set forth in its Certificate of Incorporation, is New Fortress Energy Inc.

4.          The limited liability company is a limited liability company formed under the laws of the State of Delaware.

5.          This Certificate of Conversion shall be effective at 12:01 a.m. Eastern Time on August 7, 2020.

[Signature page follows.]

IN WITNESS WHEREOF, the limited liability company has caused this Certificate of Conversion to be executed in its name as of the date first written above.

NEW FORTRESS ENERGY LLC

By:	/s/ Cameron D. MacDougall
Name: Cameron D. MacDougall
Title: General Counsel and Secretary